EXHIBIT 23.2
                                  ------------


                        Consent of KPMG Peat Marwick LLP

The Board of Directors
JSB Financial, Inc.

         We consent to incorporation by reference in the Registration Statement (No. 333-xxxx) on Form S-8 of JSB Financial, Inc. of our report dated January 31, 1996, relating to the consolidated statements of financial condition of JSB Financial, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report is incorporated by reference in the December 31, 1995 Annual Report on Form 10- K of JSB Financial, Inc. Our report included an explanatory paragraph that described the adoption of new accounting principles as discussed in the notes to those consolidated financial statements.

                                          /s/ KPMG PEAT MARWICK LLP




Jericho, New York
January 15, 1997

                                EXPLANATORY NOTE
                                ----------------


This registration statement includes or is deemed to include two forms of prospectus: one to be sent or given to certain participants (the "Employee Prospectus") in the JSB Financial, Inc. 1996 Stock Option Plan ("Plan") pursuant to Part I of Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended ("Securities Act"), and one to be used in connection with certain reoffers and resales (the "Resale Prospectus") of shares of Common Stock, par value $0.01 per share, of JSB Financial, Inc. by participants in the Plan as contemplated by Instruction C to Form S-8 under the Securities Act. The form of Employee Prospectus has been omitted from this registration statement as permitted by Part I of Form S-8. The form of Resale Prospectus is included herein immediately following this page.

                              CROSS-REFERENCE SHEET
             (Showing location of Information Requested by Form S-8)


                                       ITEMS REQUIRED BY PART I OF FORM S-3

                  S-3 ITEM                                                      PROSPECTUS HEADING

1.         Forepart of Registration Statement and                     Front Cover Page of Prospectus; this
           Outside Front Cover Page of Prospectus                     Cross-Reference Sheet

2.         Inside Front and Outside Back Cover Pages                  Available Information; Incorporation
           of Prospectus                                              of Certain Documents by Reference;
                                                                      Table of Contents

3.         Summary Information, Risk Factors and Ratio                Available Information; Risk Factors
           of Earnings to Fixed Charges

4.         Use of Proceeds                                            Use of Proceeds

5.         Determination of Offering Price                            Determination of Offering Price

6.         Dilution                                                   Not Applicable

7.         Selling Security Holders                                   Selling Security Holders

8.         Plan of Distribution                                       Plan of Distribution

9.         Description of Securities to be Registered                 Not Applicable

10.        Interests of Named Experts and Counsel                     Legal Opinions; Experts

11.        Material Changes                                           Not Applicable

12.        Incorporation of Certain Documents by                      Incorporation of Certain Documents
           Reference                                                  by Reference

13.        Disclosure of Commission Position on                       Indemnification of Directors and
           Indemnification for Securities Act Liabilities             Officers

                                   PROSPECTUS

                               JSB FINANCIAL, INC.

                         800,000 SHARES OF COMMON STOCK
                                ($0.01 PAR VALUE)

           OFFERED OR TO BE OFFERED BY CERTAIN SELLING SHAREHOLDERS OF
            JSB FINANCIAL, INC. FOLLOWING THEIR ACQUISITION UNDER THE
                   JSB FINANCIAL, INC. 1996 STOCK OPTION PLAN


                  Certain holders of JSB Financial, Inc. Common Stock ("JSBF Common Stock") may offer, from time to time, up to 800,000 shares of JSBF Common Stock which they acquired under the JSB Financial, Inc. 1996 Stock Option Plan ("Plan") pursuant to the exercise of options thereunder. The shares may be sold directly by the holder to purchasers or may be given by the holder to donees, such as members of the holder's family or charitable organizations, and then sold by the donee to the purchasers. Sales may occur through the facilities of the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market System, on which the shares are quoted, or may occur privately.

         This Prospectus relates to 800,000 authorized shares of JSBF Common Stock reserved for issuance under the Plan. In addition, this Prospectus covers an indeterminate number of additional shares of JSBF Common Stock that, by reason of certain events specified in the Plan, may be acquired by the selling shareholders under the Plan through options granted thereunder. Such shares are, at the date hereof, either unissued shares or are held as treasury stock by JSB Financial, Inc. ("Company"). It is suggested that this Prospectus be retained for future reference. THIS PROSPECTUS CONTAINS A DISCUSSION OF MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF SHARES OF THE COMPANY. SEE "RISK FACTORS" AT PAGE 3.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR BY ANY OTHER GOVERNMENT AGENCY.

                               -----------------

                 The date of this prospectus is January 31, 1997.

                              AVAILABLE INFORMATION

                  JSB Financial, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as to particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of JSBF Common Stock, and any material interest of such persons in transactions with JSB Financial, Inc. is disclosed in proxy statements distributed to shareholders of JSB Financial, Inc. and filed with the Commission. Such reports, proxy statements, and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549; at Public Reference Facilities in the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661; and at the New York Regional Office in Five World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. JSBF Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market System. Reports, proxy material and other information concerning JSB Financial, Inc. may also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street N.W., Washington D.C. 20006-1500.

                  JSB Financial, Inc. has filed with the Commission in Washington D.C., a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities to which this prospectus relates. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the Registration Statement, including the exhibits thereto, which may be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  There are incorporated by reference herein the JSB Financial, Inc. Annual Report on 10-K for the year ended December 31, 1995, and the JSB Financial, Inc. Quarterly Report on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 filed by JSB Financial, Inc. pursuant to Section 13 of the Exchange Act. The description of the class of securities offered under the Plan is described in the Registration Statement on Form S-1, and any amendments thereto, filed by JSB Financial, Inc. with the Commission. Such description is incorporated by reference herein.

                  All documents filed by JSB Financial, Inc. pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities made hereby are incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                  JSB Financial, Inc. will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests shall be directed to Mr. Thomas R. Lehmann, Vice President, Chief Financial Officer, JSB Financial, Inc., 303 Merrick Road, Lynbrook, New York 11563-2574. Telephone requests may be directed to (516) 887-7000.

                  The principal executive offices of JSB Financial, Inc. are located at 303 Merrick Road, Lynbrook, New York 11563-2574. The telephone number at such offices is (516) 887- 7000.


                                  RISK FACTORS

                  The following considerations, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES.

                  The Company's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on earning assets -- such as investment securities, CMOs, and loans -- and its interest expense on interest-bearing deposits. The Company's net interest income, the primary component of its net income, is subject to substantial risk due to changes in interest rates, particularly if there is a substantial variation in the timing between the repricing of its assets and the liabilities which fund them. The Company will continue to be affected by general changes in levels of interest rates and other economic factors beyond its control. At September 30, 1996, the Company's total interest-bearing liabilities maturing or repricing within one year exceeded its total earning assets maturing or repricing in the same time period by $465.5 million, representing a one-year interest rate sensitivity gap as a percentage of total assets of negative 30.65%. In computing the gap, the Company includes accounts that are subject to immediate withdrawal in the cumulative one year repricing gap. As a result of the Company's negative gap position, the yield on earning assets of the Company will adjust to changes in interest rates at a slower rate than the cost of the Company's interest-bearing liabilities. As a consequence, any significant increase in interest rates may have an adverse effect on the Company's results of operations. Conversely, any significant decline in interest rates may have a positive impact on the Company's results of operations as the cost of the Company's interest-bearing liabilities will tend to reprice downward at a faster rate than the Company's earning assets. Increases in the level of interest rates also may adversely affect the value of the Company's debt securities and other earning assets and the ability to realize gains on the sale of such assets. Generally, the value of fixed rate instruments fluctuates inversely with changes in interest rates. As a result, increases in interest rates could result in decreases in the carrying value of interest-earning assets which could adversely affect the Company's results of operations if sold or, in the case of interest-earning assets classified as available for sale, the Company's equity if retained. Increases in interest rates also can affect the type (fixed-rate or adjustable-rate) and amount of loans originated by the Company and the average life of loans and securities, which can adversely impact the yields earned on the Company's loan and securities portfolio.

LOCAL ECONOMY.

                  The Company is the holding company for Jamaica Savings Bank FSB ("Bank"), a savings institution. The primary market area for the Bank is concentrated in the neighborhoods surrounding its thirteen full service offices, ten of which are located in the New York City Borough of Queens, one in the Borough of Manhattan and one each in suburban Nassau and Suffolk counties in New York. Management believes that its branch offices are primarily located in communities that can generally be characterized as stable, residential neighborhoods of predominantly one- to four-family residences and middle income families. During the late 1980's to the early 1990's, the New York metropolitan area experienced reduced employment as a result of the general decline in the local economy and other factors. The area experienced a general decline in real estate values and a decline in home sales and construction and, sharp decreases in the value of commercial properties and land, as well as cooperatives and condominiums. There are a number of encouraging signs in the local economy and the Bank's real estate markets; however, it is unclear how these factors will affect the Company's asset quality in the future.

                  These negative trends have stabilized somewhat in more recent periods; however, there can be no assurances that conditions in the regional economy, national economy, or real estate market in general will not deteriorate. A weakness or deterioration in the economic conditions of the Bank's primary lending area in the future could result in the Bank experiencing increases in non-performing loans. Such increases would likely result in higher provisions for possible loan losses, reduced levels of earning assets which would lower the level of net interest income and possibly result in higher levels of other real estate owned expense.

HIGHLY COMPETITIVE INDUSTRY AND GEOGRAPHIC AREA.

                  The New York City metropolitan and Long Island areas have a high concentration of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans and deposits comes principally from savings and loan associations, savings banks, commercial banks, mortgage banking companies, insurance companies and credit unions. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds, annuities and insurance.

LENDING RISK.

                  The Bank's loan portfolio consists primarily of conventional first mortgage loans secured by multi-family residences, one- to four-family residences, commercial real estate and to a lesser extent construction projects. The Bank continues to emphasize lending on multi-family, underlying cooperative and commercial real estate. Lending on these types of properties poses significant additional risks to the lender as compared with one- to four-family mortgage lending. These loans generally are made to single borrowers or realty corporations controlled by an individual or group of individuals and involve substantially higher loan balances than oneto four-family residential mortgage loans. Moreover, the repayment of such loans is typically dependent on the successful operation of the property, which in turn is dependent upon the expertise and ability of the borrower to properly manage and maintain the property. In addition, management recognizes that repayment of commercial and multi-family loans is subject to adverse changes in the real estate market or the economy, to a far greater extent than is repayment of one- to four-family mortgage loans.

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION.

                  The Bank is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the FDIC, as the deposit insurer. The Bank is a member of the Federal Home Loan Bank ("FHLB") System and its deposit accounts are insured up to applicable limits by the Bank Insurance Fund ("BIF") managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other savings institutions. The OTS and the FDIC conduct periodic examinations to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulatory requirements and policies, whether by the OTS, the FDIC or the Congress could have a material adverse impact on the Company, the Bank and their operations. Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings institutions and their holding companies set forth in this Prospectus does not purport to be a complete description of such statutes and regulations and their effects on the Bank and the Company.

                  Congress currently has under consideration various proposals to consolidate the regulatory functions of the four federal banking agencies: the OTS, the FDIC, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. The outcome of efforts to effect regulatory consolidation is uncertain. Therefore, the Bank is unable to determine the extent to which legislation, if enacted, would affect its business.

CERTAIN ANTI-TAKEOVER PROVISIONS.

                  PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, and the Bank's Organization Certificate and Bylaws, as well as certain federal and state regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of stockholders, limits on the ability to vote Common Stock beneficially owned in excess of 10% of outstanding shares, and certain uniform price provisions for certain business combinations. The voting limitation is applicable to persons, together with affiliates of and persons acting in concert with such persons, who hold revocable proxies if the shares of Common Stock represented by the revocable proxies are deemed beneficially owned by such persons and exceed the limit. These provisions in the Bank's and the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management.

                  In general, Section 203 of the Delaware General Corporation Law ("DGCL") prevents an "interested stockholder" (defined generally as a person with 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder.

                  The provision is not applicable when (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, not including shares owned by directors who are also officers and by certain employee stock plans or (iii) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon, excluding shares owned by the interested stockholder.

                  The DGCL's restrictions generally do not apply to business combinations with an interested stockholder that are proposed subsequent to the public announcement of, and prior to the consummation or abandonment of, certain mergers, sales of a majority of the corporation's assets or tender offers for 50% or more of the corporation's voting stock. The DGCL allows corporations to elect not to be subject to the provisions of the DGCL. The Company has not so elected.

         In addition to the provisions in the Company's and the Bank's organizational documents, certain provisions of the DGCL and the federal banking laws may be imposed upon acquirors of the Company's Common Stock, including restrictions that would require regulatory approval prior to any such acquisition.

                  PROVISIONS OF REMUNERATION PLANS AND AGREEMENTS. Employment agreements with certain management officials and certain provisions of the Company's stock option plans provide for benefits and cash payments in the event of a change in control of the Company or the Bank. The Company's stock option plans also provide for accelerated vesting in the event of a change in control. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank.

                  STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS. As of September 30, 1996, directors and executive officers of the Bank and the Company held or controlled the voting of approximately 8.4% of the shares of Common Stock outstanding either through direct ownership or through participation in employee benefit plans maintained by the Company or the Bank that hold Company stock. Management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring an 80% supermajority vote. As a result, these provisions may preclude takeover attempts that certain stockholders may deem to be in their best interest and may tend to perpetuate existing management.


                                 USE OF PROCEEDS

                  The shares will be offered by certain employees or former employees of JSB Financial, Inc. and Jamaica Savings Bank FSB who are present or former participants in the Plan, or their beneficiaries, for their personal accounts, and the proceeds from such sale will be used by them for their personal benefit. JSB Financial, Inc. will not receive any portion of the payment for the shares.


                         DETERMINATION OF OFFERING PRICE

                  The purchase price of the shares offered hereby will be the market price (plus customary or negotiated brokerage commissions) prevailing at the time of the sale in the case of transactions on the Nasdaq National Market System and negotiated prices related to market prices in private negotiated transactions not on any securities exchange.

                            SELLING SECURITY HOLDERS

                  The persons selling shares of JSBF Common Stock offered hereby will be participants or former participants in the JSB Financial, Inc. 1996 Stock Option Plan. Participants in the Plan include the following persons, who are affiliates of the Company, as that term has been defined by the Commission:

===============================================================================================================
       SELLING           POSITION AT COMPANY      NUMBER OF       NUMBER OF      NUMBER OF     PERCENTAGE OF
     SHAREHOLDER        OR AFFILIATES WITHIN       SHARES          SHARES       SHARES TO BE    CLASS TO BE
                        THE PAST THREE YEARS    BENEFICIALLY     COVERED BY      HELD AFTER     OWNED AFTER
                                                 OWNED(1)(2)        THIS        OFFERING(3)     OFFERING(4)
                                                                PROSPECTUS(2)
===============================================================================================================
Park T. Adikes         Chairman of the Board       400,004          20,000        380,004              3.9
                       and Chief Executive
                       Officer
-----------------------------------------------------------------------------------------------------------
Edward P. Henson       President and Director      114,410          16,000         98,410              1.0
-----------------------------------------------------------------------------------------------------------
John F. Bennett        Senior Vice President        75,111          10,000         65,111                *
-----------------------------------------------------------------------------------------------------------
Ronald C. Spielberger  Senior Vice President        67,607          10,000         57,607                *
-----------------------------------------------------------------------------------------------------------
Thomas R. Lehmann      Vice President               34,106          10,000         24,106                *
-----------------------------------------------------------------------------------------------------------
Joseph J. Blaine       Director                    110,745          40,000         70,745                *
-----------------------------------------------------------------------------------------------------------
Joseph C. Cantwell     Director                     45,200          45,000            200                *
-----------------------------------------------------------------------------------------------------------
Howard J. Dirkes, Jr.  Director                     85,501          40,000         45,501                *
-----------------------------------------------------------------------------------------------------------
James E. Gibbons, Jr.  Director                     95,001          40,000         55,001                *
-----------------------------------------------------------------------------------------------------------
Alfred F. Kelly        Director                     73,076          40,000         33,076                *
-----------------------------------------------------------------------------------------------------------
Richard W. Meyer       Director                     76,701          40,000         36,701                *
-----------------------------------------------------------------------------------------------------------
Arnold B. Pritcher     Director                    113,401          40,000         73,401                *
-----------------------------------------------------------------------------------------------------------
Paul R. Screvane       Director                     75,841          40,000         35,841                *
===============================================================================================================

        (1) Beneficial ownership in this table includes (a) the number of shares of Company Common Stock which such person has the right to acquire by the exercise of stock options, whether or not the stock options are vested as of September 30, 1996, (b) the number of shares held in such person's name in trust or otherwise under all of the Company's employee benefit plans and (c) the number of shares as to which such person shares voting and investment power. The figures reported in this column are as reported by shareholder on a Form 4 or Form 3 filed with the Commission.

        (2) Represents options granted as of 11/30/96, which is the most recent date as of which such information is available.

        (3) Assumes that all shares presently owned and hereafter acquired under the Plan are sold.

        (4) Percentage with respect to each person has been calculated on the basis of 9,764,381 shares of Company Common Stock outstanding as of September 30, 1996 as reported to the Commission on Form 10Q.

(*) denotes less than 1% of outstanding Common Stock.


                              PLAN OF DISTRIBUTION

                  The shares may be offered for sale on the Nasdaq National Market System where they are quoted. They may be offered from time to time in private transactions. The Company does not expect to bear the expense of such sales.

                                 LEGAL OPINIONS

                  The legal status of the shares of JSBF Common Stock offered hereby will be passed upon for JSB Financial, Inc. by Thacher Proffitt & Wood, New York, New York.


                                     EXPERTS

                  The consolidated financial statements of JSB Financial, Inc. and its subsidiaries, incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, for the periods indicated in their report thereon, which is included in the Annual Report on Form 10-K for the year ended December 31, 1995. The consolidated financial statements audited by KPMG Peat Marwick LLP, have been incorporated herein by reference in reliance on their report given on their authority as independent auditors.


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145, as amended, of the Delaware General Corporation Law ("GCL") and by the Certificate of Incorporation of the Registrant.

                  Article Tenth of the Certificate of Incorporation of the Registrant provides that any person who is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified and held harmless by the Registrant to the fullest extent authorized by the GCL. Such indemnification shall apply whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such indemnification shall be against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with the proceeding. This right to indemnification includes, to the extent permitted by the GCL, the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition.

                  If a claim for indemnification is not paid in full by the Registrant within sixty days after a written claim has been received by the Registrant, the indemnitee may at any time thereafter bring suit against the Registrant to recover the unpaid amount of the claim. If successful in whole or in part in any such suit (or in a suit brought by the Registrant to recover an advancement of expenses), the indemnitee shall be entitled to be paid also the expenses of prosecuting (or defending) such suit. In any such suit, it shall be a defense to the Registrant that the indemnitee has not met any applicable standard for indemnification set forth in the GCL.

The burden of proof in any such suit shall be on the Registrant to prove that the indemnitee is not entitled to be indemnified.

                  The right of indemnification conferred in Article Tenth of the Certificate of Incorporation shall not be exclusive of any right which any person may have or hereafter acquire under any statute, the Registrant's Bylaws, agreement, vote of stockholders, disinterested directors, or otherwise. The Registrant maintains directors' and officers' liability insurance coverage for all directors and officers of JSBF and its subsidiaries through Continental Casualty Co. for a one year policy term ending September 18, 1997.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling JSBF pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by JSB Financial, Inc. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of JSB Financial, Inc. since the date hereof or that the information contained in this Prospectus is correct as of any date subsequent to the date of this Prospectus. This Prospectus does not constitute an offer or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.


                     TABLE OF CONTENTS

AVAILABLE INFORMATION......................................2

INCORPORATION OF
CERTAIN DOCUMENTS
BY REFERENCE...............................................2

RISK FACTORS...............................................3

USE OF PROCEEDS............................................7

DETERMINATION OF
OFFERING PRICE.............................................7

SELLING SECURITY HOLDERS...................................8

PLAN OF DISTRIBUTION.......................................8

LEGAL OPINIONS.............................................9

EXPERTS....................................................9

INDEMNIFICATION OF
DIRECTORS AND OFFICERS.....................................9


            JSB Financial, Inc.


              800,000 SHARES

               COMMON STOCK

             ($0.01 PAR VALUE)

Offered or to be Offered by Certain Selling
               Shareholders
  of JSB Financial, Inc. Following Their
                Acquisition
 under the JSB Financial, Inc. 1996 Stock
                Option Plan


                PROSPECTUS

         DATED:  January 31, 1997



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